                                  "EXHIBIT 23"

                              ACCOUNTANTS' CONSENT
                              --------------------

The Board of Directors
International Bancshares Corporation:

We consent to incorporation by reference in Registration Statement No. 33-15655 on Form S-8 of International Bancshares Corporation of our report dated February 23, 2001 relating to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-K of International Bancshares Corporation.

/s/ KPMG LLP




San Antonio, Texas
March 28, 2001